Exhibit 99.1

NEWS RELEASE

VULCAN INTERNATIONAL CORPORATION

Executive Offices:

300 Delaware Avenue,  Suite 1704

Wilmington, Delaware  19801

IMMEDIATE RELEASE

   August 29, 2005

The Board of Directors of Vulcan International Corporation at a Director's meeting held today, August 29, 2005 declared a regular quarterly dividend of 5 cents per share on the common stock of the Company, payable September 20, 2005 to shareholders of record September 9, 2005.

Vulcan International Corporation is the parent of Vulcan Corporation, a Tennessee corporation , which is a diversified manufacturer of rubber and foam products with a manufacturing plant in Tennessee.  It is also the parent of Vulcan Property Management Company and Vulcan Timberlands, Inc. which owns and manages property in Cincinnati, Ohio and the Upper Peninsula of Michigan.

Attribute to Benjamin Gettler, Chairman of the Board and President

For more information: Contact Vernon E. Bachman, Vice President

   Secretary and Treasurer at (513) 621-2850